1999 STOCK OPTION PLAN OF
                               GALEY & LORD, INC.

1.       Definitions.
                  "Board of Directors" shall mean, solely for the purposes of the Plan, those members of the Board of Directors of the Corporation who are intended to be "non-employee directors" within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act and "outside directors" within the contemplation of Section 162(m)(4)(C)(i) of the Code.
                  "Cancellation Notice" shall mean the notice given by the Corporation to an Optionee pursuant to Section 11(c) hereof notifying him of the cancellation of his Option.
                  "Code" shall mean the Internal Revenue Code of 1986, as amended.
                  "Common Stock" shall mean shares of common stock of the Corporation, par value $.0l per share.
                  "Corporation" shall mean Galey & Lord, Inc., a Delaware corporation.
                  "Director Participant" shall have the meaning set forth in
Section 6(a).
                  "Exchange Act" shall mean the Securities Exchange Act of 1934. "Exercise Price per Share" with respect to an Option shall mean the price, as set forth in the Optionee's Option Agreement and as determined by the Board of Directors, at which the Optionee may exercise such Option; provided, however, that the Exercise Price per Share shall not be less than 100% of the Fair Market Value Per Share at the time such Option is granted (110% of Fair Market Value per Share in the case of an Incentive Stock Option described in Section 15(b) hereof).


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                  "Fair Market Value per Share" of the Corporation's Common
Stock on a Trading Day shall mean the last reported sale price for Common Stock (regular way) or, in case no such reported sale takes place on such Trading Day, the average of the closing bid and asked prices (regular way) for the Common Stock for such Trading Day, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or the Nasdaq National Market, or if the Common Stock is not listed or admitted to trading on any national securities exchange or the Nasdaq National Market, but is traded on the Nasdaq Smallcap Market, the OTC Electronic Bulletin Board or otherwise in the over-the-counter market, the closing sale price of the Common Stock or, if no sale is publicly reported, the average of the closing bid and asked quotations for the Common Stock, as reported by the Nasdaq Smallcap Market, the OTC Electronic Bulletin Board or any comparable system or, if the Common Stock is not listed on the Nasdaq Smallcap Market, the OTC Electronic Bulletin Board or a comparable system, the closing sale price of the Common Stock or, if no sale is publicly reported, the average of the closing bid and asked prices, as furnished by two members of the National Association of Securities Dealers, Inc. who make a market in the Common Stock selected from time to time by the Corporation for that purpose. In addition, for purposes of this definition, a "Trading Day" shall mean, if the Common Stock is listed on any national securities exchange, a business day during which such exchange was open for trading and at least one trade of Common Stock was effected on such exchange on such business day, or, if the Common Stock is not listed on any national securities exchange, or the Nasdaq National Market or the Nasdaq Smallcap Market but is traded on the OTC Electronic Bulletin Board or otherwise in the over-the-counter market, a business day during which the OTC Electronic Bulletin Board or over-the-counter market was open for trading and at least one "eligible dealer" quoted both a bid

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and asked price for the Common Stock. An "eligible dealer" for any day shall include any broker-dealer who quoted both a bid and asked price for such day, but shall not include any broker-dealer who quoted only a bid or only an asked price for such day.
                  "Incentive Stock Option" shall mean an Option which is intended to qualify as an "incentive stock option" within the meaning of Section 422(b) of the Code or any applicable successor provision of the Code.
                  "Option" shall mean a stock option granted to an Optionee pursuant to the Plan. An Option may be either an Incentive Stock Option or one which does not qualify as an Incentive Stock Option.
                  "Option Agreement" shall mean the agreement or certificate between the Corporation and an Optionee evidencing the award of an Option pursuant to the Plan and setting forth the terms and conditions of the Option.
                  "Optionee" shall mean a person to whom an Option is granted pursuant to the Plan. Unless otherwise provided herein, the term "Optionee" shall include Director Participants as defined in Section 6(a) of the Plan.
                  "Plan" shall mean this 1999 Stock Option Plan of the Corporation, effective as of February 9, 1999.
                  "Shares" shall mean the shares of Common Stock which may be issued pursuant to the Plan.
                  "Subsidiary" shall mean a subsidiary of the Corporation within the meaning of Section 424(f) of the Code.

                  2. Purpose of the Plan. The purpose of the Plan is to secure for the Corporation and its stockholders the benefits arising from capital stock ownership by officers,

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directors, consultants and certain other employees of the Corporation and its Subsidiaries who are expected to contribute to the Corporation's future growth and success, to attract new individuals to enter into service or employment with the Corporation and its Subsidiaries and to encourage such individuals to secure or increase on reasonable terms their stock ownership in the Corporation. The Board of Directors believes that the granting of Options under the Plan will promote continuity of management and increase incentive and personal interest in the welfare of the Corporation by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Corporation and its Subsidiaries and securing the Corporation's continued growth and financial success.

                  3. Administration. (a) The Plan shall be administered by the Board of Directors. Subject to the express provisions of the Plan, the Board of Directors shall have the authority, in its discretion, to determine the individuals to whom, the time or times at which Options shall be granted, the number of shares to be subject to each Option and the type and terms and conditions of each Option. In making such determinations, the Board of Directors may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the Corporation's success and such other factors as the Board of Directors, in its discretion, shall deem relevant. Subject to the express provisions of the Plan, the Board of Directors shall also have the authority, in its sole discretion, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Option Agreements (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Plan. Any dispute or disagreement which may arise under or as a result of or with respect to any Option shall be determined by the Board of Directors, in its sole discretion, and any interpretations by the Board

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of Directors of the terms of any Option shall be final, binding and conclusive.

                  (b) The Board of Directors may delegate authority to the Chief Executive Officer of the Corporation to administer the Plan with respect to employees of the Corporation or a Subsidiary (i) who are not officers of the Corporation subject to the provisions of Section 16 of the Exchange Act and (ii) whose compensation is not subject to the provisions of Section 162(m) of the Code, subject to such conditions, restrictions and limitations as may be imposed by the Board of Directors, including but not limited to: (A) Options in the aggregate to purchase not more than 100,000 shares of the Common Stock may be granted in any one calendar year by the Chief Executive Officer to all such employees of the Corporation and its Subsidiaries and (B) the Board of Directors shall establish a maximum number of shares that may be subject to Options granted under the Plan in any one calendar year to any single employee by the Chief Executive Officer. Unless and until the Board of Directors shall take further action, the maximum number of Shares that may be subject to Options granted under the Plan in any one calendar year by the Chief Executive Officer to any single employee shall be 5,000. Any actions duly taken by the Chief Executive Officer with respect to the grant of Options to employees shall be deemed to have been taken by the Board of Directors for purposes of the Plan.
                  4. Number of Shares. The aggregate number of Shares in respect to which Options may be granted under the Plan is 500,000 Shares, subject to adjustment in accordance with Section 11 hereof. Shares covered by the unexercised portions of any terminated or cancelled Options shall be available to become subject to Options granted thereafter. Upon any exercise of an Option, the number of Shares with respect to which the Option may thereafter be exercised by the Optionee shall no longer include the sum of the Shares purchased upon exercise.
                  5. Grant of Options to Officers, Consultants and Employees. The Board of

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Directors may, at any time grant Options to such officers, consultants and employees of the Corporation and its Subsidiaries as the Board of Directors may select. Such Options shall cover such number of Shares as the Board of Directors shall designate, subject to the other provisions of the Plan. No Optionee who is an executive officer of the Corporation shall, during any period of three fiscal years of the Corporation, be granted Options to purchase more than an aggregate of 400,000 shares.


                  6. Grants of Options to Directors.

                  (a) General Provisions.

         (i) On or prior to each December 1 and at the time each Director Participant (as defined below) first becomes a director of the Corporation, each person who is serving as a director of the Corporation on such date and is not a common law employee of the Corporation (hereinafter referred to as a "Director Participant") shall make an irrevocable election in writing (at such time and in such manner as may be prescribed by the Corporation) to receive, annually on the third Trading Day (as defined in Section 1 under the definition of "Fair Market Value per Share") after the date of the Annual Meeting of Stockholders of the Corporation and on the third Trading Day after the date on which each Director Participant first becomes a director (if such date is a date other than the date of the Annual Meeting of Stockholders of the Corporation), either (A) Options to purchase up to 2,000 Shares, or (B) a number of shares of Common Stock issued under the Corporation's 1996 Restricted Stock Plan as amended from time to time (the "Restricted Stock Plan") derived by dividing 18,000 by the Fair Market Value per Share of the Common Stock on the date of grant (rounded to the next highest

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         share), subject to availability under the Restricted Stock Plan, and each Director Participant who elects pursuant to this Section 6(a)(i)(A) to receive Options, shall automatically be granted Options to purchase up to 2,000 Shares on the third Trading Day after the date of the Annual Meeting of Stockholders of the Corporation and on the third Trading Day after the Date on which each Director Participant becomes a director (if such date is a date other than the date of the Annual Meeting of Stockholders of the Corporation).

         (ii) On or prior to each December 1 and at the time each Director Participant first becomes a director of the Corporation, each Director Participant shall make an irrevocable election in writing (at such time and in such manner as may be prescribed by the Corporation) to receive all of his or her annual director's fees for the subsequent calendar year (or for the remainder of the current calendar year, in the case of a Director Participant who first becomes a director during such calendar year) in the form of (A) cash in the amount of $20,000, (B) Options to purchase 2,500 Shares, or (C) a combination of ten thousand dollars ($10,000) of cash and (subject to availability under the Restricted Stock Plan) a number of shares of Common Stock issued under the Restricted Stock Plan derived by dividing 15,000 by the Fair Market Value per Share of the Common Stock on the third Trading Day after January 1 of such calendar year (or the Third Trading Day after the date on which such Director Participant first becomes a director, as the case may be), rounded to the next highest share, and each Director Participant who elects pursuant to this Section 6(a)(ii) to receive Options, shall automatically be granted Options to purchase up to 2,500 Shares on the third Trading Day after

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         January 1 of such subsequent calendar year (or on the Third Trading Day after the date on which such Director Participant first becomes a director, as the case may be). Notwithstanding the foregoing provisions of this Section 6(a)(ii), the amount of the annual director's fee to be paid (whether in the form of cash, Options or a combination of cash and shares of Common Stock issued under the Restricted Stock Plan) with respect to a calendar year to a Director Participant who first becomes a director during such calendar year shall be reduced to an amount calculated by multiplying the amount to which a Director Participant otherwise would be payable pursuant to the foregoing provisions of this
         Section 6(a)(ii) (whether in the form of cash, Options or a combination of cash and shares of Common Stock issued under the Restricted Stock
         Plan) by a fraction, the numerator of which is the number of calendar days remaining in such calendar year measured from the date on which such Director Participant first becomes a director and the denominator of which is three hundred sixty-five (365).

         (iii) The Options granted pursuant to this Section shall not be Incentive Stock Options. The Exercise Price per Share with respect to Options granted pursuant to this Section 6 shall be the Fair Market Value per Share on the date of the grant.

                  (b) Exercisability of Options. Each Option granted under this
Section 6 by its terms shall be exercisable for ten years from the date of the grant. An Option granted pursuant to this Section shall become exercisable with respect to one hundred percent (100%) of the shares covered one year after the date of grant.


                  7. Option Agreements. Each award of an Option pursuant to the Plan shall be evidenced by an Option Agreement between the Optionee and the Corporation. Each Option

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Agreement shall specify the number of Shares covered by such Option and the Exercise Price per Share and shall contain such terms and conditions not inconsistent with the Plan as the Board of Directors in its sole discretion shall deem appropriate (which terms and conditions need not be the same in each Option Agreement and may be changed from time to time). Each Option Agreement may require as conditions of exercise that the Optionee provide such investment representations with respect to, and enter into such agreements concerning the sale and transfer of, the Shares receivable by the Optionee upon exercise, as the Board of Directors shall deem appropriate. A condition to the exercise of any Option which is not an Incentive Stock Option shall be the withholding of income taxes and employment taxes that the Corporation determines it is required to withhold upon the exercise of an Option. In the event of the death of an Optionee, a condition of exercising any Option shall be the delivery to the Corporation of such tax waivers and other documents as the Board of Directors shall determine.


                  8. Exercise and Term of Option.

                  (a) Each Option Agreement shall specify the date or dates on which the Option granted thereunder may be exercised. Except as provided in
Section 6(b) hereof with respect to Options granted to Director Participants, each Option Agreement may provide for exercise of the Option in installments on such terms and conditions as the Board of Directors may determine. The term of each Option shall be fixed by the Board of Directors but shall in no case exceed ten years from the date of grant of such Option. Subject to the provisions of the Option Agreement, an Option may be exercised either in whole or in part at any time or from time to time.
                  (b) An Option may be exercised only by a written notice of intent to exercise such Option with respect to a specific number of shares of Common Stock and payment to the

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Corporation of the amount of the option price for the number of shares of Common
Stock so specified; provided, however, that, subject to the requirements of Regulation T (as in effect from time to time) promulgated under the Securities Exchange Act of 1934, as amended, the Board of Directors may implement procedures to allow a broker chosen by an Optionee to make payment of all or any portion of the option price payable upon the exercise of an Option and receive, on behalf of such Optionee, all or any portion of the shares of the Common Stock issuable upon such exercise.
                  9. Non-Transferability of Option Rights. Options which are Incentive Stock Options shall not be transferable except by will or the laws of descent and distribution, and, except as otherwise determined by the Board of Directors, Options which are not Incentive Stock Options shall not be transferable except by will or the laws of descent and distribution. During the lifetime of an Optionee, such Optionee's Option shall be exercisable only by the Optionee.

                  10. Effect of Termination of Employment or Service. Upon the termination of employment or service with the Corporation and its Subsidiaries of any Optionee, all rights under any Option held by such Optionee shall be governed by such conditions as may be provided by the Board of Directors at the time of the grant of such Option.

                  11. Stock Dividend, Merger, Consolidation, Etc.
                  (a) In the event there is any change in the Common Stock of the Corporation by reason of any reorganization, recapitalization, stock split, stock dividend or otherwise, there shall be substituted for or added to each share of Common Stock theretofore appropriated or thereafter subject, or which may become subject to any option, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so

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changed or for which each such share shall be exchanged, or to which each such share be entitled, as the case may be, and the per share price thereof also shall be appropriately adjusted. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder other than an "incentive stock option" for purposes of Section 422 of the Code or any applicable successor provision of the Code.

                  (b) Upon (i) the merger or consolidation of the Corporation with or into another corporation, if the agreement of merger or consolidation does not provide for (A) the continuance of the Options granted hereunder, or
(B) the substitution of new Options, or for the assumption of such Options, by the surviving corporation, or (ii) the dissolution, liquidation, or sale of substantially all the assets, of the Corporation, the holder of any such Option(s) theretofore granted and still outstanding (and not otherwise expired) shall have the right immediately prior to the effective date of such merger, consolidation, dissolution, liquidation or sale of assets to exercise such Option(s) in whole or in part without regard to any installment provision that may have been made part of the terms and conditions of such Option(s). The Corporation, to the extent practicable, shall give advance notice to affected Optionees of such merger, consolidation, dissolution, liquidation or sale of assets. All such Options which are not so exercised shall be forfeited as of the effective time of such merger, consolidation, dissolution, liquidation or sale of assets.

                  (c) Unless otherwise provided in an Optionee's Option Agreement, the Corporation shall have the right to terminate the rights of any Optionee to exercise any Options, effective 30 days after receipt by the Optionee of a Cancellation Notice from the Corporation.

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The Corporation may issue a Cancellation Notice only in connection with (i) the sale of substantially all of the Corporation's assets or Common Stock, or (ii) a merger, consolidation or other corporate transaction in which the Corporation would not be the surviving entity or surviving parent entity. The Cancellation Notice shall afford the Optionee the right to exercise all Options held by such Optionee with respect to all Shares covered thereby (even if they would not otherwise have become exercisable with respect to all such Shares at that time) during the period prior to the effective date of the termination.

                  12. Rights as a Stockholder. An Optionee shall have no rights as a stockholder with respect to any Shares covered by an Option until such Optionee shall have become the holder of record of any such Shares.

                  13. Determinations. Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Board of Directors, and each determination of Fair Market Value per Share shall be final and conclusive for all purposes and shall be binding upon all persons, including, without limitation, the Corporation and all Optionees, and their respective successors and assigns.

14. Amendment, Termination and Modification of the Plan and Agreements.
                  The Board of Directors may at any time or from time to time terminate, suspend or amend the Plan in whole or in part (including amendments deemed necessary or desirable to conform to any change in the law or regulations applicable hereto); provided, however, that without approval of the stockholders of the Corporation, no such action may increase the number of Shares with respect to which Options may be granted; provided, further, that no such amendment or termination shall affect any Options theretofore granted without the consent of the Optionee of such Option.

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                  15. Incentive Stock Options. Options granted under the Plan which are intended to be Incentive Stock Options shall be specifically designated as Incentive Stock Options and shall be subject to the following additional terms and conditions:

                  (a) Dollar Limitation. The aggregate fair market value (determined as of the date of the option grant and consistent with Section 422(c)(7) of the Code or any applicable successor provision of the Code) of the Common Stock with respect to which Incentive Stock Options granted under the Plan (and under any other incentive stock option plans of the Corporation) are exercisable for the first time by any employee in any one calendar year shall not exceed $100,000.

                  (b) 10% Stockholder. If any Optionee to whom an Incentive Stock Option is to be granted under the Plan is at the time of the grant of such Option the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, then the following special provisions shall be applicable to the Incentive Stock Option granted to such
Optionee:

                  (i) The Exercise Price per Share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the Fair Market Value per Share at the time of grant; and

                  (ii) The Option exercise period shall not exceed five years from the date of grant. Except as modified by the preceding provisions of this
Section 15, all the provisions of the Plan shall be applicable to Incentive Stock Options granted hereunder.

                  16. No Special Employment Rights. Nothing contained in the Plan or in any Option granted under the Plan shall confer upon any Optionee any right with respect to the

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continuation of such Optionee's employment by the Corporation or any Subsidiary or interfere in any way with the right of the Corporation or any Subsidiary, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the grant of such Option.

                  17. Effective Date. The Plan shall become effective when adopted by a vote of the entire board of directors of the Corporation, subject to approval by the Corporation's stockholders. If such stockholder approval is not obtained within twelve months after the date of the Board's adoption of the Plan, any Incentive Stock Options previously granted under the Plan shall terminate, and no further Incentive Stock Options shall be granted. Subject to this limitation, Options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

                  18. Expiration and Termination of the Plan. The Plan shall terminate on February 8, 2009 or at such earlier time as the Board of Directors may determine. Options may be granted under the Plan at any time and from time to time prior to its termination. Any Option outstanding under the Plan at the time of the termination of the Plan shall remain in effect until such Option shall have been exercised or shall have expired in accordance with its terms.

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